Exhibit 5.1 ex51opinionofcounselonlegali.htm Opinion Of Counsel On Legality Of Securities Being Registered EX 5.1

Exhibit 5.1

Opinion Of Counsel On Legality Of Securities Being Registered

This exhibit is in PDF format.